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                                                                           Media
                                                                           -----
                                                                Christopher Wyse
                                                                    616-923-3417
                                          christopher j wyse@email.whirlpool.com
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                                                                       Financial
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                                                                 Thomas Filstrup
                                                                    616-923-3189
                                           thomas c filstrup@email.whirlpool.com
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               WHIRLPOOL CORPORATION ANNOUNCES TENDER OFFER FOR
               OUTSTANDING SHARES OF ITS BRAZILIAN SUBSIDIARIES


     BENTON HARBOR, Mich. - Nov. 4, 1999 - Whirlpool Corporation (NYSE: WHR) announced today that it is making a tender offer for the outstanding publicly traded shares in Brazil of its subsidiaries Brasmotor S.A. and Multibras S.A. The offer is for all common and preferred shares at a significant price premium from average prices during the past 60 days. The tender is expected to attract a significant number of the outstanding publicly traded shares at a cost of between $100 and $200 million. As a result, the company's effective ownership is expected to increase significantly from the current level of approximately 55 percent.

     Whirlpool chairman and CEO David R. Whitwam said, "This investment is a continuation of our plans to fully integrate the Brazilian operations into the Whirlpool global business strategy. As we announced in our third quarter earnings report, Whirlpool's Brazilian operations have shown improving performance trends despite the volatile economic environment in Brazil. And, we expect this transaction to be accretive to our earnings in 2000 and beyond."

     In addition, Whirlpool will propose that Brasmotor and Multibras increase their capital through a $100 million rights offering. "This move will lower the U.S. dollar denominated debt at Multibras and as a result, lower the exposure to the movement of Brazil's currency," said Paulo Periquito, president of Whirlpool Corporation's Latin American operations and also CEO of Brasmotor. "This is

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Whirlpool Corporation Announces Tender Offer - add one
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consistent with our previously announced strategy to lower our exposure to currency moves."

     "This financing and the tender will enhance our ability to invest and grow in a market that is improving in Brazil and throughout Latin America," added Periquito. "We have seen significant operational benefits from our integration with Whirlpool, this will further enhance the potential."

     Brasmotor is a Whirlpool Corporation controlled holding company, which in turn holds control of Multibras, the leading appliance company in Brazil. Both companies are publicly traded on Brazil's stock exchanges. Whirlpool also controls a third publicly traded Brazilian company, Embraco, which is the world's leading supplier of hermetic compressors to the appliance industry. Embraco is not affected by these transactions.

     Banco Chase Manhattan S.A (Brazil) will represent Whirlpool in the tender offer.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.WhirlpoolCorp.com.

                                      ###

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to ongoing volatile economic conditions in Brazil noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the Company's most recently filed Form 10-Q and/or Form 10-K.